Exhibit 10.2

Response Genetics, Inc.

Terms and Conditions of

Proposed Senior Secured, Super-Priority

Debtor-in-Possession Credit Facility

The terms outlined below in this Terms and Conditions (this “DIP Term Sheet”) are the terms and conditions for a senior secured, super-priority debtor-in-possession credit facility (hereinafter referred to as the “DIP Facility”) to be made available to the Debtor (as defined below). This DIP Term Sheet and the Final Order (as defined below) shall collectively constitute the exclusive and definitive documentation and agreement among the parties for the DIP Facility (the “DIP Financing Documents”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in that certain Credit Agreement by and among DIP Lenders and Debtor, dated as of July 30, 2014 (as may be modified, amendment or restated from time to time, the “Pre-Petition Credit Agreement”.)

Borrower:	Response Genetics, Inc. (the “Debtor”)
Guarantor:	Response Genetics, LTD. (the “Guarantor”)
Amount and Type of Facility:

After entry of the Final Order (as defined below), the DIP Facility will consist of a consolidated term loan in the aggregate principal amount of $16,250,000 (the “Term Loan Commitment”), inclusive of any amounts outstanding under the Pre-Petition Credit Agreement (the “DIP Facility”).

Agent:	SWK Funding LLC (“SWK”).
DIP Lenders:	SWK, Swiftcurrent Partners LP, Swiftcurrent Offshore Master Ltd. (the “DIP Lenders”).
Borrowing Availability:

All new advances under the DIP Facility shall be limited to the following amounts on the following dates, unless the Termination Date shall have occurred before any such date:

from the Petition Date through seventeen (17) days after the Petition Date: $1,300,000.

from the eighteenth (18th) day after the Petition Date through the day that is twenty-six (26) days after the Petition Date: $200,000.

from the twenty-seventh (27th) day after the Petition Date through the day that is thirty-five (35) days after the Petition Date: $500,000 and from the thirty-sixth (36th) day after the Petition Date through the day that is sixty (60) days after the Petition Date: $1,000,000 (the “Draw Schedule”). The Draw Schedule may be further modified and amended from time to time only with the consent of SWK and the Debtor.

Budget and Variances:

Subject to the Budget Variances (as defined below) (i) the Debtor’s actual total cash receipts and cash disbursements from operations (excluding fees and expenses of third party professionals engaged by or for the benefit of Debtor or the DIP Lenders (collectively, “Professional Fees”)) shall each be adhered to on a weekly period basis and a cumulative basis for the Budget (as defined below) period then ending as described below and (ii) the Debtor’s disbursements for Professional Fees (which shall be reported in a manner so that Professional Fees for each retained professional shall be reflected on its own line item) shall be adhered to on a cumulative basis for that portion of the Budget period then ending, except as to the DIP Lenders’ Professional Fees (which DIP Lender Professional Fees shall not be limited by the Budget).

Actual amounts for total cash receipts and cash disbursements from operations line items (which shall not and does not include any Professional Fees) may not vary from the applicable Budget by (i) more than fifteen percent (15%) for cash receipts on a trailing two (2) week basis; (ii) more than ten percent (10%) for cash disbursements on a trailing two (2) week basis; or (iii) five percent (5%) on a cumulative basis for that portion of the Budget period then ended (collectively, the “Budget Variances”).

On or before the third business day of each week, commencing with the first week following the Petition Date, the Debtor shall deliver to SWK an Approved Budget Variance Report.

KEIP:	Any KEIP Amounts shall be paid with proceeds from the closing of a 363 Sale that is consummated without objection from SWK.
Fees:

Debtor shall pay all fees and other charges payable in the amounts and at the times as set forth in the Pre-Petition Credit Agreement in relation to the full amount of the Term Loan Commitment provided, however, that no origination fee shall be due and payable in relation to any new advances made to Debtor under this DIP Facility.

Debtor also agrees to pay the costs and expenses of SWK as set forth in the Section titled “Fees and Expenses” below.

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Termination Date:

The earliest to occur of: (a) the Maturity Date (as defined below); (b) twenty-five (25) days after the Petition Date (as defined below) if the Final Order has not been entered; (c) acceleration of the obligations under the DIP Facility due to an Event of Default; (d) the effective date of a confirmed plan of reorganization or liquidation that provides for indefeasible payment in full, in cash of all obligations owing under the DIP Facility or is otherwise acceptable to SWK in its sole discretion; (e) the date which is the closing date of any sale of all or substantially all of the Debtor’s assets; (f) the entry of an order by the Bankruptcy Court (as defined below) (i) granting relief from the automatic stay permitting foreclosure of any assets of the Debtor with a value in excess of $100,000 in the aggregate, (ii) granting any motion by SWK to terminate the use of cash collateral or lift the stay or otherwise exercise remedies against any cash collateral, (iii) appointing a trustee or an examiner with special powers, or (iv) dismissing or converting the Chapter 11 Case (as defined below); and (g) the filing or support by Debtor of a plan of reorganization that (i) does not provide for indefeasible payment in full, in cash of all obligations owing under the DIP Facility and (ii) is not otherwise acceptable to SWK in its sole discretion. The date on which the earliest of clauses (a) through (g) above occurs and SWK provides notice thereof to the Debtor being referred to hereinafter as the “Termination Date.” On the Termination Date, the DIP Facility shall be deemed terminated, and SWK shall have no further obligation to provide financing pursuant to the DIP Facility or DIP Financing Documents.

Non-Default Interest Rate and Payment Terms:

Interest on all outstanding advances under the DIP Facility shall accrue from and after the Petition Date at a per annum floating rate equal to (a) the LIBOR Rate (as defined in the Pre-Petition Credit Agreement), plus (b) twelve and one-half percent (12.5%) (the “Non-Default Interest Rate”). The terms and provisions of Section 2.6.1(a) of the Pre-Petition Credit Agreement are hereby incorporated into this DIP Term Sheet.

Interest with respect to any outstanding obligations under the Pre-Petition Credit Agreement shall accrue from and after the Petition Date at the Non-Default Interest Rate and be due and payable by the Debtor on the date that the full amount of the DIP Facility is immediately due and payable.

Default Interest Rate And Letter of Credit Fees:

Effective immediately upon the occurrence of an Event of Default unless waived in writing by SWK, interest on the outstanding loans under the DIP Facility shall accrue at a rate that is 2% per annum in excess of the Non-Default Interest Rate.

Loan Payments:	All unpaid principal, interest, fees, costs and expenses on the DIP Facility shall be due and payable in full by the Debtor on the Termination Date, whether at maturity, upon acceleration or otherwise.

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Use Of Proceeds:

Proceeds of the DIP Facility shall be used solely for the following purposes (and to the extent identified in the Budget): (a) to fund, after application of all other available cash, post-petition operating expenses and working capital needs of the Debtor, including, but not limited to, those activities required to remain in, or return to, compliance with laws in accordance with 28 U.S.C. § 1930; (b) to pay interest, fees and expenses to SWK in accordance with this DIP Term Sheet (whether or not such amounts are reflected in the Budget); (c) to fund fees and expenses incurred in connection with the 363 Sale (as defined below); (d) to pay permitted pre-petition claim payments and adequate protection payments, if any; (e) to pay Professional Fees provided for in the Budget; and (f) to pay certain other costs and expenses of administration of the Chapter 11 Case.

Proceeds of the DIP Financing Documents or cash collateral shall not be used (a) to permit the Debtor, or any other party-in-interest or their representatives to challenge or otherwise contest or institute any proceeding to determine (i) the validity, perfection or priority of security interests in favor of SVB, the Pre-Petition Lenders or the DIP Lenders, (ii) the enforceability of the obligations of the Debtor or any Guarantor under the Pre-Petition Credit Agreement, any other Loan Documents, or the DIP Facility, or (iii) the enforceability of the obligations of the Debtor or any Guarantor to SVB under the Revolving Loan Documents, (b) to commence, prosecute or defend any claim, motion, proceeding or cause of action against SVB, the Pre-Petition Lenders, or the DIP Lenders and their agents, attorneys, advisors or representatives including, without limitation, any lender liability claims or subordination claims, (c) to commence, prosecute or defend any claim or proceeding or cause of action to disallow or challenge the obligations of Debtor or Guarantor under the Revolving Loan Documents, Pre-Petition Credit Agreement, any other Loan Documents or the DIP financing documents, or (d) to fund acquisitions, capital expenditures, capital leases, or any other similar expenditure other than capital expenditures specifically set forth in the Budget and approved by SWK, provided that a Committee and its professionals shall be permitted to investigate the liens, claims, and potential causes of action against the Pre-Petition Lenders in connection with the Pre-Petition Credit Agreement in an amount not to exceed $10,000.

Cash Management Collections and Remittances:

Debtor shall use a cash management system that is the same as or substantially similar to its pre-petition cash management system. Any material changes from such pre-petition cash management system must be acceptable to SWK in its sole discretion. The Interim Order and Final Order shall provide the DIP Lenders with a valid and enforceable lien and security interest on the cash held in the Debtor’s bank accounts, subject only to the relative priority provisions of that certain Intercreditor Agreement between SWK and SVB dated July 30, 2014 (the “Intercreditor Agreement”).

For the purpose of crediting the Debtor’s loan account and calculating interest, all items of payment shall be deemed applied by SWK one (1) Business Day following the Business Day of SWK’s receipt thereof.

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Pre-Petition Obligations:

As of the date of this DIP Term Sheet, the Debtor and the Guarantor owe certain obligations under the Pre-Petition Credit Agreement and other Loan Documents. Each lender party to the Pre-Petition Credit Agreement is herein referred to collectively as the “Pre-Petition Lenders” and each individually a “Pre-Petition Lender”) and SWK, in its role as Agent for the Pre-Petition Lenders, is hereinafter referred to as the “Pre-Petition Agent.” Upon entry of the Final Order, the Debtor’s obligations to the Pre-Petition Lenders under the Pre-Petition Credit Facility (including accrued, unpaid interest from the Petition Date) shall be deemed obligations under the DIP Facility, and all obligations of any Guarantor under the Pre-Petition Credit Facility and the other Loan Documents to which it is party shall be reaffirmed and/or remain in place as to the DIP Facility.

Super-Priority Administrative Claim:

Amounts owed by Debtor to SWK pursuant to the DIP Facility (including all accrued interest, fees, costs and expenses) shall constitute, in accordance with Section 364(c)(1) of the Bankruptcy Code (as defined below), a claim having priority over any or all administrative expenses of the kind specified in, among other sections, Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b) and 726 of the Bankruptcy Code, subject to payment of the Carve Out. The foregoing superpriority claim in favor of SWK shall not be payable from any claims or causes of action arising under chapter 5 of the Bankruptcy Code or any applicable state fraudulent transfer statutes (together, “Avoidance Actions”) or any proceeds thereof.

Collateral Security:	The DIP Facility (including accrued interest, fees, costs and expenses) shall be secured, subject and subordinate to any valid, perfected prior liens and security interests existing as of the Petition Date other than those in favor of the Pre-Petition Agent and/or the Pre-Petition Lenders and consistent with the terms of the Intercreditor Agreement and subject in all events to payment of the Carve Out, by first priority senior and priming liens and security interests (the “DIP Liens”) in all of the Debtor’s property, including, without limitation, all of Debtor’s existing and future acquired property and interests of any nature whatsoever, real and personal, tangible and intangible, accounts receivable, general intangibles, payment intangibles, supporting obligations, investment property, commercial tort claims, inventory, rolling stock, machinery, equipment, subsidiary capital stock, chattel paper, documents, instruments, deposit accounts, contract rights, and tax refunds of the Debtor, excluding only Avoidance Actions and the proceeds thereof (collectively, the “DIP Collateral”).

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Lien Validation and Perfection:

All liens authorized and granted pursuant to the Interim Order or the Final Order entered by the Bankruptcy Court approving the DIP Facility or with respect to adequate protection shall be deemed effective and perfected as of the Petition Date, and no further filing, notice or act will be required to effect such perfection.

The Debtor shall stipulate in the Interim Order and Final Order that (i) SWK’s liens securing the Pre-Petition Credit Facility are valid, perfected, encumber all assets of the Debtor, and have first priority subject only to the prior lien in favor of SVB in the “Revolving Loan Priority Collateral” (as defined in the Intercreditor Agreement) pursuant to the terms of the Intercreditor Agreement, (ii) SVB’s liens securing the obligations under the Revolving Loan Documents are valid, perfected, and encumber all assets of the Debtor, and (iii) the Debtor possesses no claims, offsets or any other type cause of action against SVB or SWK which would impair, in any manner, SVB’s or SWK’s liens against the Debtor’s assets, the Obligations of the Debtor to SWK under the Pre-Petition Credit Facility, or the obligations of the Debtor to SVB under the Revolving Loan Documents. The Debtor’s stipulations shall be binding upon all parties in interest in the Chapter 11 Case, including any committee that is appointed, unless (i) an adversary proceeding is filed (x) by any party-in-interest prior to the expiration of seventy-five (75) days after the Petition Date or (y) by the creditors’ committee, if formed, sixty (60) days after its formation (the “Review Period”) against SWK or SVB (as applicable) challenging SVB or SWK’s liens (as applicable) or otherwise asserting estate claims against SWK or SVB (as applicable), and (ii) a final, non-appealable judgment is entered against SWK or SVB (as applicable) in such adversary proceeding; provided, however, any party-in-interest that fails to file an adversary proceeding within the Review Period shall be forever barred from asserting any claims against SVB and/or SWK (as applicable) on behalf of the Debtor’s estate, or challenging in any manner SVB’s or SWK’s liens and claims (as applicable) against the Debtor.

Release of Claims

In consideration of the furnishing of the DIP Facility, the Debtor, subject to the rights of another party to bring a Challenge Action during the Review Period, and upon entry of the Final Order, hereby absolutely releases and forever discharges each of the Pre-Petition Agent and Pre-Petition Lenders and their affiliates, officers, directors, employees, attorneys, and other representatives from any and all claims and causes of action of every kind and nature that the Debtor may hold against such released parties.

506(c) Surcharge	Upon entry of the Final Order, the Debtor hereby waives any right to surcharge the prepetition collateral or DIP Collateral, whether pursuant to Bankruptcy Code sections 506(c) or 105(a) or under any other applicable law.

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Adequate Protection:

As adequate protection and in consideration for being primed by the DIP Lenders’ claims and liens, the Pre-Petition Lenders (a) shall receive a claim having priority over any and all expenses of the kind specified in, among other sections of the Bankruptcy Code, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, and 1114, subject to payment of the Carve Out and subject to the super-priority administrative claims of the DIP Lenders under the DIP Facility and existing claims of the Pre-Petition Lenders and SVB on their respective pre-petition collateral; and (b) shall have valid, binding, enforceable and perfected liens in all DIP Collateral, subject to payment of the Carve Out, the DIP Liens, and any prepetition liens or Revolving Loan Adequate Protection Liens held by SVB in the Revolving Loan Priority Collateral (as such term is defined in the Intercreditor Agreement), in each case equal to the sum of the aggregate diminution, if any, subsequent to the Petition Date, in the value of their respective pre-petition collateral (the “SWK Adequate Protection Liens”).

As adequate protection and in consideration for the Debtor’s use of SVB’s cash collateral, SVB (a) shall receive a claim having priority over any and all expenses of the kind specified in, among other sections of the Bankruptcy Code, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, and 1114, subject to payment of the Carve Out and subject to the super-priority administrative claims of the DIP Lenders under the DIP Facility and existing claims of the Pre-Petition Lenders and SVB on their respective pre-petition collateral; and (b) shall have valid, binding, enforceable and perfected liens in all DIP Collateral, subject to payment of the Carve Out, the DIP Liens, and any prepetition liens or SWK Adequate Protection Liens held by the Pre-Petition Lenders in the Term Loan Priority Collateral (as such term is defined in the Intercreditor Agreement), in each case equal to the sum of the aggregate diminution, if any, subsequent to the Petition Date, in the value of their respective pre-petition collateral (the “Revolving Loan Adequate Protection Liens”, and collectively with the SWK Adequate Protection Liens, the “Adequate Protection Liens”).

Notwithstanding anything to the contrary herein, the super-priority claims and Adequate Protection Liens granted herein in favor of the Pre-Petition Lenders shall not be payable from Avoidance Actions or the proceeds thereof.

Fees and Expenses:	Debtor shall promptly pay or reimburse SWK when invoiced for all reasonable costs and expenses of counsel (including, without limitation, local counsel) and financial advisors for SWK relating to the DIP Facility and the administration and interpretation of, and the enforcement of remedies under, the DIP Facility and including all due-diligence, including but not limited to environmental due-diligence, duplication or printing costs, consultation, travel, and attendance at court hearings, regardless of whether the DIP Facility is consummated. SWK shall have the right to charge the DIP Facility for any such fees and costs. Failure to pay such fees and expenses within ten Business Days of delivery of the applicable invoice shall be an Event of Default under the DIP Facility, provided that SWK shall concurrently provide copies of any invoices to the U.S. Trustee and the Committee and allow such parties at least five Business Days to review and object to any fees or expenses requested therein. If any objection is asserted, the Bankruptcy Court shall decide the issue and the Debtor shall not be required to pay any disputed portion of such fees or expenses until the matter is resolved.

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Conditions Precedent:

The closing of the DIP Facility shall be subject to (a) approval of the Interim Budget (as defined below) and Budget by SWK, together with all financial information and projections regarding the Debtor requested by SWK, all in form and substance satisfactory to SWK in its sole discretion, (b) entry of an Interim Order and the Final Order approving the DIP Facility, its superpriority administrative claims and all first priority (subject only to the liens in favor of SVB as described herein and payment of the Carve Out) and other liens securing the DIP Facility, and containing such other orders and findings as SWK may require, including automatic modification of the automatic stay upon the occurrence of an Event of Default enabling SWK to exercise certain rights and remedies against the DIP Collateral, which Interim Order or Final Order, as applicable, shall not have been modified or amended without reasonable approval of SWK, and shall not have been reversed, vacated or stayed pending appeal, in form and substance satisfactory to SWK in its sole discretion, (c) SWK’s approval of all material motions and orders filed in the Chapter 11 Case requiring the expenditure of cash, (d) continuation of Debtor’s present cash management system, and (e) SWK’s receipt of an affirmation (in form and substance satisfactory to SWK in its sole discretion) of the Guarantor’s guaranty of the Debtor’s obligations under the DIP Facility, Pre-Petition Credit Agreement or other Loan Documents.

Affirmative and Negative Covenants:

To the extent not inconsistent with covenants herein, all covenants in the Pre-Petition Credit Agreement shall apply to the DIP Facility other that the covenants set forth in Section 7.13 of the Pre-Petition Credit Agreement.

Debtor shall also comply with the following affirmative and negative covenants: (a) compliance with Budget covenants consistent with the section titled “Budget and Variances,” (b) the Debtor shall, from and after the Petition Date, satisfy the Milestones; and (c) the Debtor shall, contemporaneously with closing a sale of substantially of all of its assets, remit the net proceeds of such sale to SWK for immediate application to the obligations owed to SWK and the DIP Lenders in accordance with the waterfall set forth in Section 2.10.2 of the Pre-Petition Credit Agreement (as such provision may be modified by agreements between SWK and the DIP Lenders), subject to payment of the Carve Out.

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Bankruptcy Court Filings:

As soon as practicable in advance of filing with the Bankruptcy Court, Debtor shall furnish to SWK (i) the motion seeking approval of and proposed forms of the Interim Order and the Final Order, which motion shall be in form and substance satisfactory to SWK in its sole discretion, (ii) the motions seeking approval of the bidding procedures and the 363 Sale, and the proposed forms of the orders related thereto, which shall be in form and substance satisfactory to SWK, (iii) all other proposed orders and pleadings related to the DIP Facility, which orders and pleadings shall be in form and substance satisfactory to SWK in its sole discretion, (iv) any plan of reorganization or liquidation, and/or any disclosure statement related to such plan (which plan or disclosure statement shall comply with the requirements set forth herein), (v) any motion and proposed form of order seeking to extend or otherwise modify the Debtor’s exclusive periods set forth in section 1121 of the Bankruptcy Code, (vi) any motion seeking approval of any sale of the Debtor’s assets and any proposed form of a related bidding procedures order and sale order (other than those with respect to the bidding procedures and the 363 Sale), and (vii) any motion and proposed form of order filed with the Bankruptcy Court relating to any management equity plan, incentive plan or severance plan, the assumption, rejection, modification or amendment of any material contract (each of which must be in form and substance satisfactory to SWK in its sole discretion).

Sale Process:

The Debtor shall conduct a sale process for the sale of substantially all of the assets of the Debtor in accordance with the Milestones defined below.

The management team of the Debtor, together with Canaccord Genuity Inc., shall oversee the sale process on behalf of the Debtor, including all activities of any advisors retained by the Debtor in connection with the sale process, shall at all times be entitled to take any action necessary or appropriate to conduct the sale process, and shall exercise its commercially reasonable best efforts to provide SWK with access to all potential bidders and other interested parties and any information provided to the Debtor by such parties.

In addition to the reporting required under the Pre-Petition Credit Agreement, the Debtor shall provide or cause to be provided to SWK a written report from Canaccord Genuity or the management team of the Debtor bi-weekly (or more frequently as reasonably requested by SWK) in form and substance satisfactory to, and addressing such items as are reasonably requested by SWK, including addressing the status of the marketing and sale process of the Debtor. Debtor shall also cause its management team and Cannacord Genuity to be made available to provide periodic telephonic updates of such reports to SWK from time to time (but not less than weekly), as reasonably requested by SWK.

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Milestones. The Debtor shall be required to comply with the following (the “Milestones”):

(a)        On or before the day that is three (3) days after the Petition Date, or such later date to which SWK consents in writing in its sole discretion, the Debtor shall file a motion, in form and substance acceptable to SWK, requesting entry of the Sale Procedure Order (as defined below).

(b)        On or before the date that is twenty-five (25) days after the Petition Date, or such later date to which SWK consents in writing in its sole discretion, the Bankruptcy Court shall have entered the Sale Procedure Order.

(c)        On or before the date that is forty-eight (48) days after the Petition Date, or such later date to which SWK consents in writing in its sole discretion, the Debtor shall have held the Auction (as defined below).

(d)        On or before the date that is fifty (50) days after the Petition Date, or such later date to which SWK consents in writing in its sole discretion, the Bankruptcy Court shall have entered the Sale Order (as defined below) approving the 363 Sale, the results of the Auction and the winning bid received at the Auction.

(e)        On or before the date that is three (3) days after entry of the Sale Order, provided that the Bankruptcy Court has waived the stay imposed by Bankruptcy Rule 6004(h) or such later date to which SWK consents in writing in its sole discretion, the Sale shall be closed, with proceeds of the Sale paid directly to SWK to be applied to the obligations under the DIP Facility, subject to payment of the Carve Out.

Notwithstanding anything to the contrary herein, the Bankruptcy Court may set dates with respect to the Milestones beyond the outer dates specified above to accommodate its own schedule and to the extent the Bankruptcy Court makes such an extension, the Milestones hereunder shall be automatically extended by the same period as the Bankruptcy Court’s extension.

SWK shall have the right to “credit bid” any secured obligations owed to it in any sale of the Debtor’s assets.

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Representations and Warranties:	The representations and warranties of Debtor set forth in the Pre-Petition Credit Agreement (other than those set forth in Sections 5.4, 5.5, 5.11, and 5.14 thereof and subject to Bankruptcy Court approval as to Sections 5.2 and 5.3), except as otherwise previously disclosed to the Agent, are hereby incorporated in all material respects into this DIP Term Sheet as if made on the date hereof (except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date).

Additional Conditions to Each Borrowing Under the Facility:

There shall exist no Event of Default (or event that would constitute an Event of Default with the giving of notice or lapse of time) under any of the DIP Financing Documents, and the representations and warranties therein shall be true and correct in all material respects.

There shall have occurred no material adverse change in the Debtor’s (financial, environmental, or otherwise) operations, performance, or properties (other than, in each case, the commencement of the Chapter 11 Case), since the date of this DIP Term Sheet, that in the reasonable judgment of SWK, has or can reasonably be expected to have a material adverse effect on the rights and remedies of SWK or on the ability of the Debtor to perform its obligations to them under the DIP Facility.

SWK shall be reasonably satisfied that Debtor is continuing to take action and demonstrating progress toward the Milestones.

Remedies:

Following the Termination Date and provided that the Bankruptcy Court does not enter any order to the contrary within five Business Days’ following the Debtor’s receipt of a Default Notice as defined below, SWK shall have customary remedies, including, without limitation, the right to realize on all DIP Collateral, the right to exercise any remedy available under applicable law, without the necessity of obtaining any further relief or order from the Bankruptcy Court. Consistent with the foregoing sentence, section 362 relief from the stay in favor of SWK shall be embodied in any order approving the DIP Facility and the use of cash collateral. Subject to the foregoing, the terms and conditions of 8.2 of the Pre-Petition Credit Agreement are hereby incorporated in the DIP Term Sheet.

Additional Conditions To Financing:

Compliance with Bankruptcy Rule 4001 and any applicable Local Bankruptcy Rules, the entry of the Interim Order and the Final Order, together with any other order requested by SWK authorizing and approving the DIP Facility in form, substance and amount and providing for the DIP Collateral, all acceptable to SWK in its sole discretion.

Payment of all fees and expenses owing to SWK in connection with the DIP Facility.

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The Interim and Final Orders shall include such waivers, indemnities, and other provisions as are acceptable to SWK in its sole discretion.
Events of Default:

Defaults and Events of Default shall mean the occurrence of any of the following:

•      The Chapter 11 Case shall be converted to a case under Chapter 7 of the Bankruptcy Code or be dismissed or a motion requesting such relief shall have been filed.

•      Filing or support of a proposed plan of reorganization by Debtor that does not provide for the indefeasible payment in full and in cash of Debtor’s obligations outstanding under the DIP Facility, unless otherwise agreed in writing by SWK in its sole discretion.

•      Entry of an order confirming (or the filing of any motion or pleading requesting confirmation of) a plan of reorganization that does not require the indefeasible repayment in full, in cash of the DIP Facility as of the effective date of the plan, unless otherwise agreed in writing by SWK in its sole discretion.

•      Appointment of a trustee under Section 1104 of the Bankruptcy Code without the express written consent of SWK, or the filing of any motion or other pleading requesting such relief which the Debtor fails to timely oppose.

•      Appointment of an examiner with enlarged powers (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code without the prior written consent of SWK, or the filing of a motion or other pleading requesting such relief which the Debtor fails to timely oppose.

•      Entry of an order by the Bankruptcy Court amending, supplementing, staying, vacating or otherwise modifying the DIP Facility, the Interim Order or Final Order approving the DIP Facility, without the prior written consent of SWK or the filing of a motion or other pleading requesting such relief which the Debtor fails to timely oppose.

•      Any attempt by Debtor to obtain, or if any other party in interest obtains, an order of the Bankruptcy Court or other judgment, and the effect of such order or judgment is to, invalidate, reduce or otherwise impair SWK’s claims, or to subject any of SWK’s collateral to a surcharge pursuant to Section 506(c) of the Bankruptcy Code.

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•      Debtor shall apply for an order substituting any assets for all or any portion of the DIP Collateral.

•      Any payment on, or application for authority to pay any pre-petition claim owing to terminated employees or lease rejection damages without prior written consent of SWK or as otherwise set forth in the Budget.

•      If at any time, Canaccord Genuity Inc. ceases to be engaged by the Debtor, ceases to be involved in the sales process, or the sales process is halted.

•      A final order is entered granting any creditor with a claim in excess of $100,000 relief from the automatic stay.

•      Failure to make all payments under the DIP Facility when due.

•      Failure to pay any post-petition material indebtedness.

•      Breach of any covenant set forth in any DIP Financing Document.

•      Any material representation or warranty by Debtor is incorrect or misleading in any material respect when made.

•      Exclusivity shall have been terminated or the Debtor shall have agreed to any such termination.

•      After entry thereof, either of the Sale Procedure Order or the Sale Order shall cease to be in full force and effect, shall have been reversed, stayed, vacated or subject to stay pending appeal or shall have been modified or amended without the prior written consent of SWK.

•      Any “Stalking Horse” bidder designated in the motion seeking approval of the Sale Procedures Order shall drop out of the sale process or otherwise indicate that it is unable to close the sale process within sixty (60) days of the Petition Date.

•      Debtor or Guarantor shall take (or support any other Person in taking) any action in order to restrict or prohibit SWK or any DIP Lender from submitting a “credit bid” for any assets of the Debtor.

•      The Debtor fails to disburse the sale proceeds to the DIP Lenders contemporaneously with the closing of a sale of substantially all of their assets, subject to payment of the Carve Out.

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Indemnification:

The Debtor shall indemnify and hold SWK, the DIP Lenders, and their officers, directors, employees and agents (including all of their professionals) (each an “Indemnified Party”) harmless from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, all fees and disbursements of attorneys and other professionals) to which any Indemnified Party may become liable or which may be incurred by or asserted against any Indemnified Party, in each case in connection with or arising out of or by reason of any investigation, litigation or proceeding arising out of or relating to or in connection with the DIP Facility, the DIP Financing Documents, any obligation, or any act, event or transaction related or attendant thereto or any use or intended use of the proceeds of the DIP Facility, except to the extent the same is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Subject to entry of the Final Order, the terms and conditions of section 9.7 of the Pre-Petition Credit Agreement are hereby incorporated in this DIP Term Sheet.

Governing Law:	All documentation in connection with the DIP Facility shall be governed by the laws of the state of New York, subject to applicable federal bankruptcy laws.

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Other Definitions:

“363 Asset Purchase Agreement” means a Third-Party Asset Purchase Agreement satisfactory to SWK, in its sole discretion.

“363 Sale” means the sale of all or substantially all of the assets of the Debtor under Section 363 of the Bankruptcy Code.

“Approved Budget Variance Report” means a current report that: (i) details the actual amount of cash receipts and disbursements for the prior week for each line item included in the Budget (on a weekly and cumulative basis), (ii) compares such actual cash receipts and disbursements (on a line item by line item basis) with the weekly and cumulative budgeted amounts for each such line item set forth in the Budget for such period, and (iii) provides an explanation for all variances between budgeted and actual amounts. Each Approved Budget Variance Report will be certified as true and correct by the Debtor’s chief financial officer or chief executive officer.

“Auction” means an auction held in connection with the 363 Sale and in accordance with the provisions set forth in the Sale Procedure Order.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware presiding over the Chapter 11 Case.

“Budget” means the budget of Debtor relative to the operations of the Debtor in the Chapter 11 Case for any fiscal period, as delivered to SWK in form and substance satisfactory to SWK. A Budget for the first 8 weeks of the Chapter 11 Case (the “Interim Budget”) must be approved by SWK and must be attached to the Interim Order. A Budget covering the period from the date of entry of the Final Order through the Maturity Date must be delivered by the Debtor to SWK (and approved by SWK in its sole discretion) at least two Business Days before any hearing related to final approval of the DIP Facility and must be attached to the Final Order.

“Carve Out” means:

(a)        unpaid, postpetition fees and expenses of the Clerk of the Court and the U.S. Trustee pursuant to 28 U.S.C. § 1930(a) in such amount, with respect to the U.S. Trustee as agreed to by the U.S. Trustee or as determined by the Court (collectively, the “Statutory Fees”);

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(b)        (i) accrued, but unpaid postpetition payroll obligations and payroll taxes of the Debtor up to the amounts set forth in the Budget (prorated on a daily basis) through the date of the Default Notice (as defined below), and (ii) any accrued prepetition PTO Carve Out;

(c)        the unpaid postpetition fees and expenses of the professionals retained by the Debtor and by the Committee, whose retentions are approved pursuant to final orders of the Court under sections 327, 328, 363 or 1103(a) of the Bankruptcy Code (the “Chapter 11 Professionals”), but only to the extent that such fees and expenses are (i) incurred prior to the giving of a notice of the occurrence of the Termination Date by SWK to the Debtor and the Committee (the “Default Notice”), (ii) within the amounts set forth in the Budget approved by SWK, (iii) subsequently allowed by the Bankruptcy Court under sections 330, 331, or 363 of the Bankruptcy Code, and (iv) not otherwise paid from retainers, the Expense Reserve Account, or any professional expense escrow account established by the Debtor; and

(d)         postpetition fees and expenses of the Chapter 11 Professionals incurred after SWK’s transmission of notice of the Termination Date in an aggregate amount not to exceed $100,000, to the extent such fees and expenses are (i) subsequently allowed by the Bankruptcy Court under sections 330, 331, or 363 of the Bankruptcy Code, and (ii) not otherwise paid from any retainers, the Expense Reserve Account, or any other professional expense escrow account established by the Debtor.

Following entry of the Interim Order, so long as the Debtor is entitled to make draws under the DIP Facility and no Event of Default shall have occurred, the Debtor shall be authorized to transfer funds to the Pachulski Stang Ziehl & Jones LLP Client Trust Account (the “Expense Reserve Account”) on a weekly basis, the amounts that the Chapter 11 Professionals may be paid pursuant to the Budget for such week. Such funds shall be held for the benefit of the Chapter 11 Professionals, to be applied to the fees and expenses of such Chapter 11 Professionals that are approved for payment pursuant to one or more orders of the Bankruptcy Court.

For the avoidance of doubt, fees and expenses payable to the Chapter 11 Professionals shall be paid first out of the Expense Reserve Account, and all amounts deposited in the Expense Reserve Account shall reduce, on a dollar for dollar basis, the Carve-Out. To the extent that the fees and expenses of the Chapter 11 Professionals performed prior to the Termination Date and allowed pursuant to one or more orders of the Bankruptcy Court are less than the amounts funded into the Expense Reserve Account, the excess amounts in the Expense Reserve Account shall be remitted to SWK.

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“PTO Carve Out” means paid time off due and owing to the Debtor’s employees in an amount not to exceed the lesser of (a) the amounts set forth in the Budget for payment of such paid time off (whenever such amounts are budgeted); or (b) as of the date of termination of such employees an amount up to (but not to exceed) $12,475 per employee; provided, however, that PTO Carve Out shall not include: (a) any accrued paid time off obligations that are assumed by a 363 Sale Purchaser; or (b) any accrued paid time off obligations that are also incorporated into the calculation of, reduced through the payment of, or otherwise duplicative of any KEIP Amounts.

“Chapter 11 Case” means the voluntary Chapter 11 case commenced by the Debtor to be commenced in the Bankruptcy Court.

“Committee” means any statutory committee appointed in the Chapter 11 Case.

“Final Order” means a final, non-appealable order of the Bankruptcy Court, that, without limitation, approves the DIP Facility and grants the liens and security interests contained therein, on terms satisfactory to SWK in its sole discretion.

“Interim Order” means an interim order of the Bankruptcy Court authorizing Debtor, among other things, to obtain interim financing and incur post-petition indebtedness on terms satisfactory to SWK in its sole discretion.

“KEIP Amount” means any payments set forth in the Budget proposed to be made by the Debtor pursuant to a key employee incentive plan that is subject to approval by SWK in its sole discretion.

“Maturity Date” means the date that is sixty (60) days after the Petition Date, or such later date to which SWK consents in writing.

“Petition Date” means the date on which the Chapter 11 Case for such Debtor was filed with the Bankruptcy Court.

“Revolving Loan Agreement” has the meaning ascribed to it in the Intercreditor Agreement.

“Revolving Loan Documents” has the meaning ascribed to it in the Intercreditor Agreement.

“Sale” means a sale of all or substantially all of the Debtor’s assets.

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“Sale Order” means the order entered by the Bankruptcy Court in form and substance satisfactory to SWK (in its sole discretion) that, among other things, approves the 363 Sale, the results of the Auction (if applicable) and the Winning Bidder’s bid.

“Sale Procedure Order” means an order in form and substance satisfactory to SWK approving (a) the bidding procedures to be applicable to the 363 Sale and (b) subject to higher and better bid, the 363 Asset Purchase Agreement.

“SVB” means Silicon Valley Bank, the lender under the Revolving Loan Agreement.

“Third-Party Asset Purchase Agreement” means an asset purchase agreement by and among the Debtor and a third party purchaser that provides for the purchase and sale of substantially all of the assets of the Debtor, which third party purchaser and asset purchase agreement are satisfactory to SWK in its sole discretion.

“Winning Bidder” means the bidder that (a) agrees (at the Auction if applicable) to purchase all or substantially all of the assets of the Debtor pursuant to a Third-Party Asset Purchase Agreement, and (b) is acceptable to SWK.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

borrower:

Response Genetics, Inc.,
a Delaware corporation

By:
Name:	Thomas A. Bologna
Title:	Chief Executive Officer

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AGENT:

SWK FUNDING LLC

By:
Name:	Winston Black
Title:	Managing Director

lender:

SWK FUNDING LLC

By:
Name:	Winston Black
Title:	Managing Director

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